EXHIBIT 10.2
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                                2003 AMENDMENT TO
                          EMISPHERE TECHNOLOGIES, INC.
                 1994 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

Emisphere Technologies, Inc., a Delaware corporation (the "Company") has adopted this 2003 Amendment to the Company's 1994 Non-Qualified Employee Stock Purchase Plan (the "Plan") which became effective upon the approval of the stockholders of the Company at the Annual Meeting of Stockholders held on May 15, 2003.

1. In Section 2 of the Plan, the first sentence thereof is deleted in its entirety and the following is substituted in lieu thereof:

"Subject to adjustment as provided in Section 10, the Company may issue and sell a total of 200,000 shares of its common stock, par value $.01 per share (the "Common Stock"), pursuant to the Plan."